Exhibit 10.5
EMPLOYMENT AGREEMENT
          This AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made and entered into as of this 16th day of November 2010, and amended as of this 2nd day of May 2011, by and between MedAssets, Inc., a Delaware corporation (the “Company”), and Lance M. Culbreth (“Employee”).
W I T N E S S E T H :
          WHEREAS, the Company desires to employ Employee and to enter into an agreement embodying the terms of such employment (this “Agreement”) and Employee desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement;
          WHEREAS, the Company and Employee desire to amend the original Agreement, which was entered into on November 16, 2010;
          NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Employee hereby agree as follows:
          Section 1. Definitions.
          (a) “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Employee’s employment hereunder; (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 7 hereof, to the extent incurred prior to termination of employment; (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms therein, including rights to equity in the Company pursuant to the Company’s equity plans or grant documents thereunder; and (iv) rights to indemnification by virtue of Employee’s position as an officer or director of the Company Group or under any indemnification agreement between Employee and the Company, and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company Group, in accordance with its terms thereof.
          (b) “Affiliate” shall mean, as to any Person, any other Person that controls, is controlled by, or is under common control with, such Person.
          (c) “Annual Bonus” shall have the meaning set forth in Section 4(b) below.
          (d) “Base Salary” shall mean the salary, and any increase thereof, provided for in Section 4(a) below.
          (e) “Board” shall mean the Board of Directors of the Company.
          (f) “Cause” shall mean (i) Employee’s act(s) of gross negligence or willful misconduct in the course of Employee’s employment hereunder that is or could reasonably be expected to be materially injurious to the Company or any other member of the Company Group, (ii) willful failure or refusal by Employee to perform in any material respect his duties or responsibilities, (iii) misappropriation by Employee of any assets or business opportunities of the Company or any other member of the Company Group, (iv) embezzlement or fraud committed by Employee, or at his direction, (v) Employee’s conviction by a court of competent jurisdiction of, or pleading “guilty” or “ no contest” to, a felony or any other criminal charge (other than minor traffic violations) that has, or could be reasonably expected to have, an adverse impact on the performance of Employee’s duties to the Company or any other member of the Company Group or otherwise result in material injury to the reputation or business of the Company or any other member of the Company Group, or (vi) Employee’s breach of any material provision of this Agreement. For purposes of this definition of Cause, no act or failure to act on the part of Employee shall be considered “willful” if it is done, or omitted to be done, by Employee in good faith and with a good faith belief that Employee’s act or omission was in the best interests of the Company.
          (g) “Change in Control” means:
          (i) a change in ownership or control of the Company effected through a transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act), other any other member of the Company Group or an employee benefit plan maintained by the Company or any other member of the Company Group, directly or indirectly acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition;
          (ii) the date upon which individuals who, as of the Commencement Date, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or
          (iii) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Company’s Affiliates.
          (h) “Code” shall mean the Internal Revenue Code of 1986, as amended.
          (i) “Commencement Date” shall mean November 16, 2010.

          (j) “Company” shall have the meaning set forth in the preamble hereto.
          (k) “Company Group” shall mean the Company together with any direct or indirect parent or subsidiary of the Company.
          (l) “Competitive Activities” shall mean any business activities in which the Company or any other member of the Company Group engage (or have committed plans to engage) during the Term of Employment, or, following termination of Employee’s employment hereunder, was engaged in business (or had committed plans to engage) at the time of such termination of employment.
          (m) “Confidential Information” shall mean confidential or proprietary trade secrets, client lists, client identities and information, information regarding service providers, investment methodologies, marketing data or plans, sales plans, management organization information, operating policies or manuals, business plans or operations or techniques, financial records or data, or other financial, commercial, business or technical information (i) relating to the Company or any other member of the Company Group, or (ii) that the Company or any other member of the Company Group may receive belonging to suppliers, customers or others who do business with the Company or any other member of the Company Group, but shall exclude any information that is in the public domain or hereafter enters the public domain, in each case without the breach by Employee Section 10(a) below.
          (n) “Developments” shall have the meaning set forth in Section 10(d) below.
          (o) “Disability” shall mean any physical or mental disability or infirmity that prevents the performance of Employee’s duties for a period of (i) one hundred twenty (120) consecutive days or (ii) one hundred eighty (180) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent or potentiality of Employee’s Disability upon which Employee and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Employee (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.
          (p) “Employee” shall have the meaning set forth in the preamble hereto.
          (q) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          (r) “Excise Tax” shall mean any tax imposed under Section 4999 of the Federal Tax Code or any similar tax that may hereafter be imposed.
          (s) “Good Reason” shall mean, without Employee’s written consent: (i) a material diminution in Employee’s employment duties, responsibilities or authority, or the assignment to Employee of duties that are materially inconsistent with his position; (ii) any reduction in Base Salary or target Annual Bonus opportunity; (iii) the relocation of Employee’s principal place of employment (as provided in Section 3(c) hereof) more than fifty (50) miles from its current location; or (iv) any breach by the Company of any material provision of this Agreement.

          (t) “Interfering Activities” shall mean (i) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any individual employed by, or individual or entity providing consulting services to, the Company or any other member of the Company Group to terminate such employment or consulting services; provided, that the foregoing shall not be violated by general advertising not targeted at employees or consultants of the Company or any other member of the Company Group; (ii) hiring any individual who was employed by the Company or any other member of the Company Group within the six (6) month period prior to the date of such hiring; or (iii) encouraging, soliciting or inducing, or in any manner attempting to encourage, solicit or induce any customer, supplier, licensee or other business relation of the Company or any other member of the Company Group to cease doing business with or materially reduce the amount of business conducted with the Company or any other member of the Company Group, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any other member of the Company Group.
          (u) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization or other form of business entity.
          (v) “Restricted Area” shall mean any State of the United States of America or any other jurisdiction in which the Company or any other member of the Company Group engage (or have committed plans to engage) in business during the Term of Employment, or, following termination of Employee’s employment, were engaged (or had committed plans to engage) in business at the time of such termination of employment.
          (w) “Restricted Period” shall mean the period commencing on the Commencement Date and ending on the twenty-four month anniversary of Employee’s termination of employment hereunder for any reason.
          (x) “Severance Multiplier” shall mean, (i) with respect to a termination of Employee’s employment by the Company without Cause or by Employee with Good Reason during the Initial Term or during the two (2) year period following a Change in Control, 2, and (ii) with respect to a termination of Employee’s employment by the Company without Cause or by Employee with Good Reason at any time other than those listed in clause (i), 1.
          (y) “Severance Term” shall mean, with respect to any termination of Employee’s employment hereunder by the Company without Cause or by Employee with Good Reason, the period commencing on the date of such termination and extending through a number of months thereafter determined by multiplying (x) the Severance Multiplier by (y) twelve (12) months.
          (z) “Term of Employment” shall have the meaning ascribed to such term in Section 2 below.
          Section 2. Acceptance and Term of Employment.
          The Company agrees to employ Employee and Employee agrees to serve the Company on the terms and conditions set forth herein. Subject to earlier termination pursuant to

Section 8 hereof, the term of employment shall commence on the Commencement Date and shall continue until the second anniversary of the Commencement Date (the “Initial Term”), and shall automatically extend for additional one (1) year terms thereafter (each, a “Renewal Term” and, together with the Initial Term, the “Term of Employment”), unless either the Employee or the Company provides written notice (a “Notice of Non-Extension”) to the other party of its intention not to extend the agreement at least twelve (12) months prior to the expiration of the Initial Term or the Renewal Term, as applicable.
          Section 3. Position, Duties and Responsibilities; Place of Performance.
          (a) During the Term of Employment, Employee shall be employed and serve as the Senior Vice President and Chief Accounting Officer of the Company (together with such other position or positions consistent with Employee’s title as the Board shall specify from time to time) and shall have such duties typically associated with such title. Subject to the foregoing, Employee also agrees to serve as an officer and/or director of the Company or any parent or subsidiary of the Company, as specified by the Board, in each case without additional compensation.
          (b) Employee shall devote his full business time, attention, skill and best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (x) conflicts with the interests of the Company or its subsidiaries, (y) interferes with the proper and efficient performance of his duties for the Company, or (z) interferes with the exercise of his judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) serving, with the prior written consent of the Board, as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii) and (iii) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.
          (c) Employee’s principal place of employment shall be at the Company’s corporate headquarters in Alpharetta, Georgia, although Employee understands and agrees that he may be required to travel from time to time in the connection with his performance of duties hereunder.
          Section 4. Compensation. During the Term of Employment, Employee shall be entitled to the following compensation:
          (a) Base Salary. Employee shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than $225,000, subject to increase, if any, as may be approved in writing by the Chief Executive Officer of the Company or the Compensation, Governance and Nominating Committee of the Board of Directors (the “Compensation Committee”), but not to decrease from the then-current Base Salary.

          (b) Annual Bonus. Employee shall be eligible to participate in an annual incentive bonus plan established by the Board (or committee thereof) in respect of each fiscal year during the Term of Employment (the “Annual Bonus”), with a target Annual Bonus amount for each fiscal year of 35% of Base Salary, subject to change, if any, as may be approved in writing by the Chief Executive Officer of the Company or the Compensation Committee.
          Section 5. Employee Benefits.
          During the Term of Employment, Employee shall be entitled to participate in health, insurance, retirement and other perquisites and benefits generally provided to other senior executives of the Company that are made available from time to time. Employee shall also be entitled to the same number of holidays, vacation and sick days as are generally allowed to senior executives of the Company in accordance with Company policies in effect from time to time.
          Section 6. “Key-Man” Insurance.
          At any time during the Term of Employment, the Company shall have the right to insure the life of Employee for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Employee shall have no interest in any such policy, but agrees to reasonably cooperate with the Company in taking out such insurance by submitting to physical examinations, supplying all information reasonably required by the insurance company, and executing all necessary documents, provided that no financial obligation or liability is imposed on Employee by any such documents.
          Section 7. Reimbursement of Business Expenses.
          Employee is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all such reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company’s policy, as in effect from time to time.
          Section 8. Termination of Employment.
          (a) General. The Term of Employment shall terminate upon the earliest to occur of (i) Employee’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, (iv) a termination by Employee with or without Good Reason, or (v) expiration of the Term of Employment in accordance with Section 2 above. Upon any termination of Employee’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Employee, Employee shall resign from any and all directorships, committee memberships or any other positions Employee holds with the Company or any other member of the Company Group. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Federal Tax Code) upon a termination of employment shall be delayed until such time as Employee has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Employee’s termination of employment hereunder) shall be paid (or commence to be paid) to Employee on the schedule set forth in this Section 8 as if Employee had undergone such termination of employment (under the same circumstances) on the date of his ultimate “separation from service.”
          (b) Termination due to Death or Disability. Employee’s employment shall terminate automatically upon his death. The Company may terminate Employee’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Employee’s receipt of written notice of such termination. In the event Employee’s employment is terminated due to his death or Disability, Employee or his estate or his beneficiaries, as the case may be, shall be entitled to:
          (i) the Accrued Obligations;
          (ii) any unpaid Annual Bonus in respect to any completed fiscal year which has ended prior to the date of such termination, such amount to be paid at the same time it would otherwise be paid to Employee had no such termination occurred, but in no event later than two and one-half months following the end of the fiscal year to which the Annual Bonus relates; and
          (iii) a pro rata Annual Bonus (determined using the target Annual Bonus if such termination occurs during the fiscal year in which the Commencement Date falls, and using the Annual Bonus paid or payable for the immediately prior fiscal year for terminations after the fiscal year in which the Commencement Date falls) based on the number of days elapsed from the commencement of such fiscal year through and including the date of such termination, such amount to be paid within five (5) business days of such termination.
Except as set forth in this Section 8(b), following Employee’s termination by reason of his death or Disability, Employee shall have no further rights to any compensation or any other benefits under this Agreement.
          (c) Termination by the Company for Cause.
          (i) A termination for Cause shall not take effect unless the provisions of this subsection (i) are complied with. Employee shall be given not less than thirty (30) days written notice by the Board of the intention to terminate his employment for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based. Employee shall have thirty (30) days after the date that such written notice has been given to Employee in which to cure such act or acts or failure or failures to act, to the extent such cure is possible. If he fails to cure such act or acts or failure or failures to act, the termination shall be effective on the date immediately following the expiration of the thirty (30) day notice period. If cure is not possible, the termination shall be effective on the date of receipt of such notice by Employee. During any cure period provided hereunder, the Board may, in its sole and absolute discretion, prohibit Employee from entering the premises of the Company (or any subsidiary thereof) or otherwise performing his duties hereunder, and any such prohibition shall in no event constitute an event pursuant to which Employee may terminate employment with Good Reason; provided, however, that if cure is possible, and Employee can reasonably demonstrate to the Board that he desires to enter the premises of the Company (or a subsidiary thereof) or to otherwise perform his duties hereunder solely to attempt to cure the act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, Employee shall be permitted to enter the premises of the Company (or a subsidiary thereof) or otherwise to perform his duties hereunder solely for the purposes of curing such act or acts or failure or failures to act.
          (ii) In the event the Company terminates Employee’s employment for Cause, Employee shall be entitled to:
(A)	the Accrued Obligations; and
(B)	any unpaid Annual Bonus in respect to any completed fiscal year which has ended prior to the date of such termination, such amount to be paid at the same time it would otherwise be paid to Employee had no such termination occurred, but in no event later than two and one-half months following the end of the fiscal year to which the Annual Bonus relates.
Following such termination of Employee’s employment for Cause, except as set forth in this Section 8(c)(ii), Employee shall have no further rights to any compensation or any other benefits under this Agreement.
          (d) Termination by the Company without Cause. The Company may terminate Employee’s employment at any time without Cause, effective upon Employee’s receipt of written notice of such termination. In the event Employee’s employment is terminated by the Company without Cause (other than due to death or Disability), Employee shall be entitled to the following, subject to adjustment under Section 8(i) below:
          (i) the Accrued Obligations;
          (ii) any unpaid Annual Bonus in respect to any completed fiscal year which has ended prior to the date of such termination, such amount to be paid at the same time it would otherwise be paid to Employee had no such termination occurred, but in no event later than two and one-half months following the end of the fiscal year to which the Annual Bonus relates;
          (iii) an amount equal to the Severance Multiplier multiplied by the sum of Employee’s Base Salary plus target Annual Bonus amount for the fiscal year during which such termination occurs, such amount to be payable in substantially equal installments during the Severance Term, in accordance with the Company’s regular payroll practices;
          (iv) an additional amount equal to $45,000; and

          (v) notwithstanding any provision of any equity plan of the Company or applicable equity grant agreement to the contrary, all equity awards that have not otherwise vested shall vest, and applicable restrictions shall lapse, immediately upon such termination.
For purposes of this subsection (d) only, the delivery of a Notice of Non-Extension by the Company to Employee during the two (2) year period following a Change in Control shall be deemed to constitute a termination without Cause, such that upon receipt of such Notice of Non-Extension by Employee, Employee shall be deemed to have waived the required notice period set forth in Section 2 above, and Employee’s employment hereunder shall be deemed to heave been terminated without Cause as of the date of receipt of such notice.
Notwithstanding the foregoing, the payments and benefits described in subsections (ii) through (iv) above shall immediately cease, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee breaches any provision of Section 10 hereof. Following such termination of Employee’s employment by the Company without Cause, except as set forth in this Section 8(d), Employee shall have no further rights to any compensation or any other benefits under this Agreement.
          (e) Termination by Employee with Good Reason. Employee may terminate his employment with Good Reason by providing the Company thirty (30) days’ written notice setting forth with reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Employee’s termination will be effective upon the date immediately following the expiration of the thirty (30) day notice period, and Employee shall be entitled to the same payments and benefits as provided in Section 8(d) above for a termination without Cause, it being agreed that Employee’s right to any such payments and benefits shall be subject to the same terms and conditions as described in Section 8(d) above. Following such termination of Employee’s employment by Employee with Good Reason, except as set forth in this Section 8(e), Employee shall have no further rights to any compensation or any other benefits under this Agreement.
          (f) Termination by Employee without Good Reason. Employee may terminate his employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by Employee without Good Reason, Employee shall be entitled to the same payments and benefits as provided in Section 8(c) above for a termination for Cause. In the event of termination of Employee’s employment under this Section 8(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination and still have it treated as a termination without Good Reason. Following such termination of Employee’s employment by Employee without Good Reason, except as set forth in this Section 8(f), Employee shall have no further rights to any compensation or any other benefits under this Agreement.
          (g) Expiration of Term of Employment. In the event that the Term of Employment expires following delivery by the Company to the Employee of Notice of Non-Extension, then Employee shall be entitled, upon separation from employment, to the same

Severance Benefits as if Employee’s employment had been terminated by the Company without Cause. These Severance Benefits, which are described in Section 8(d), become due and payable if and only if Employee’s employment is actually terminated pursuant to a Notice of Non-Extension. Under no circumstances will any severance benefits be paid to Employee while Employee remains employed with the Company.
          (h) Release. Regardless of any provision in this Agreement that conflicts or may seem to conflict: payment of any amount or provision of any benefit pursuant to subsection (b), (d), (e), or (g) of this Section 8 (other than the Accrued Obligations) (collectively the “Severance Benefits”) shall be conditioned upon Employee’s execution, delivery to the Company, and non-revocation of a release of claims in favor of the Company and its affiliates and related parties in such form as is reasonably required by the Company and consistent with the terms of this Agreement (the “Release of Claims”), and also conditioned upon the expiration of any revocation period allowed under the Release of Claims, within 60 days following the date of termination of Employee’s employment. The Company shall provide such Release of Claims to Employee within five (5) days of the date of termination of Employee’s employment. If Employee fails to execute the Release of Claims in a manner that is sufficiently timely so as to permit any revocation period to expire prior by the end of this 60-day period, or timely revokes his or her acceptance of the Release of Claims, then Employee shall not be entitled to any Severance Benefits. Further, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Federal Tax Code, any payment of any amount, and the provision of any benefit otherwise scheduled to occur prior to the 60th day following the date of termination of Employee’s employment (but for the condition on executing the Release of Claims) shall not be made until the first regularly scheduled payroll date following the 60th day. Then after that 60th day, any remaining Severance Benefits shall be provided to Employee according to the applicable schedule set forth in this Agreement. For the avoidance of doubt: in the event of a termination due to Employee’s death or Disability, Employee’s obligations herein to execute and not revoke the Release of Claims may be satisfied on his or her behalf and by his or her estate or a person having legal power of attorney over his or her affairs.
          (i) Modified Cutback. If any payment, benefit or distribution of any type to or for the benefit of Employee, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Parachute Payments”) would subject Employee to the Excise Tax, the Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar ($1) less than the amount which would cause the Parachute Payments to be subject to the Excise Tax; provided that the Parachute Payments shall only be reduced to the extent the after-tax value of amounts received by Employee after application of the above reduction would exceed the after-tax value of the amounts received without application of the reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment, and excise taxes applicable to the amount.
Subject to the next sentence, the Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of performance-based stock options or substantially similar awards, then by reducing or eliminating any accelerated vesting of performance-based restricted stock awards or substantially similar awards, then by reducing or eliminating any accelerated vesting of service-based stock options or substantially similar awards, then by reducing or eliminating any accelerated vesting of service-based restricted stock awards or substantially similar awards, then by reducing or eliminating any other remaining Parachute Payments; provided, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A) to the extent such reduction or elimination would accelerate or defer the timing of the payment in manner that does not comply with Section 409A. If a reduction or elimination of any Parachute Payments is required, Employee may change the order in which the Parachute Payments are reduced or eliminated by giving prior written notice to the Company, if such notice is consistent with the requirements of Section 409A to avoid the imputation of any tax, penalty or interest thereunder.
An initial determination as to whether (i) any of the Parachute Payments received by Employee in connection with the occurrence of a Change in Control shall be subject to the Excise Tax, and (ii) the amount of any reduction, if any, that may be required under this Section 8(i) shall be made by an independent accounting firm selected by the Company and reasonably acceptable to Employee (the “Accounting Firm”) prior to the consummation of the Change in Control. The Employee shall be furnished with notice of all determinations made as to the Excise Tax payable with respect to Employee’s Parachute Payments, together with the related calculations of the Accounting Firm, promptly after the determinations and calculations have been received by the Company.
For purposes of this Section 8(i):
(i) no portion of the Parachute Payments, the receipt or enjoyment of which the Employee shall have effectively waived in writing prior to the date of payment of the Parachute Payments, shall be taken into account;
(ii) no portion of the Parachute Payments shall be taken into account which in the opinion of the Accounting Firm does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Federal Tax Code;
(iii) the Parachute Payments shall be reduced only to the extent necessary so that the Parachute Payments (other than those referred to in the immediately preceding clause (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Federal Tax Code or are otherwise not subject to disallowance as deductions, in the opinion of the Accounting Firm; and
(iv) the value of any non-cash benefit or any deferred payment or benefit included in the Parachute Payments shall be determined by the Accounting Firm based on Sections 280G and 4999 of the Federal Tax Code, or on substantial authority within the meaning of Section 6662 of the Federal Tax Code.

          Section 9. Additional Payments. No additional payments are contemplated under this Agreement.
          Section 10. Restrictive Covenants. Employee acknowledges and agrees that (A) the agreements and covenants contained in this Section 10 are (i) reasonable and valid in geographical and temporal scope and in all other respects, and (ii) essential to protect the value of the Company’s business and assets, and (B) by his employment with the Company, Employee will obtain knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company’s substantial detriment. For purposes of this Section 10, references to the Company shall be deemed to include its subsidiaries.
          (a) Confidential Information. At any time during and after the end of the Term of Employment, without the prior written consent of the Board, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Employee shall, to the extent legally permitted, consult with the Board prior to responding to any such order or subpoena, and except as he in good faith believes necessary or desirable in the performance of his duties hereunder, Employee shall not disclose to or use for the benefit of any third party any Confidential Information.
          (b) Non-Competition. Employee covenants and agrees that during the Restricted Period, Employee shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any Person (other than the Company or any other member of the Company Group), that engages in any Competitive Activities within the Restricted Area. Notwithstanding anything herein to the contrary, this Section 10(b) shall not prevent Employee from acquiring as an investment securities representing not more than three percent (3%) of the outstanding voting securities of any publicly-held corporation or from being a passive investor in any mutual fund, hedge fund, private equity fund or similar pooled account so long as Employee’s interest therein is less than three percent (3%) and he has no role in selecting or managing investments thereof.
          (c) Non-Interference. During the Restricted Period, Employee shall not, directly or indirectly, for his own account or for the account of any other Person, engage in Interfering Activities.
          (d) Return of Documents. In the event of the termination of Employee’s employment for any reason, Employee shall deliver to the Company all of (i) the property of the Company, and (ii) the documents and data of any nature and in whatever medium of the Company, and he shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.
          (e) Works for Hire. Except as may be set forth on Exhibit A, Employee agrees that the Company shall own all right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice during the Term of Employment, whether or not during regular working hours, provided they either (i) relate at the time of conception or development to the actual or demonstrably proposed business or research and development activities of any member of the Company Group; (ii) result from or relate to any work performed for the Company or any member of the Company Group; or (iii) are developed through the use of Confidential Information and/or Company resources or in consultation with any personnel of the Company or any other member of the Company Group (collectively referred to as “Developments”). Employee hereby assigns all right, title and interest in and to any and all of these Developments to the Company. Employee agrees to assist the Company, at the Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. Employee hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for and on Employee’s behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Employee. In addition, and not in contravention of any of the foregoing, Employee acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USC Sec. 101). To the extent allowed by law, this includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights.” To the extent Employee retains any such moral rights under applicable law, Employee hereby waives such moral rights and consents to any action consistent with the terms of this Agreement with respect to such moral rights, in each case, to the full extent of such applicable law. Employee will confirm any such waivers and consents from time to time as requested by the Company.
          (f) Blue Pencil. If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 10 unenforceable, the other provisions of this Section 10 shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.
          Section 11. Breach of Restrictive Covenants.
          Without limiting the remedies available to the Company, Employee acknowledges that a breach of any of the covenants contained in Section 10 hereof may result in material irreparable injury to the Company Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 10 hereof, restraining Employee from engaging in activities prohibited by Section 10 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 10 hereof. Notwithstanding any other provision to the contrary, the Restricted Period shall be tolled during any period of violation of any of the covenants in Section 10 (b) or (c) hereof and during any other period required for litigation during which the Company seeks to enforce such covenants against Employee if it is ultimately determined that Employee was in breach of such covenants.
          Section 12. Representations and Warranties of Employee.
          Employee represents and warrants to the Company that:
          (a) Employee’s employment will not conflict with or result in his breach of any agreement to which he is a party or otherwise may be bound;
          (b) Employee has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition or other similar covenant or agreement of a prior employer by which he is or may be bound; and
          (c) In connection with Employee’s employment with the Company, he will not use any confidential or proprietary information that he may have obtained in connection with employment with any prior employer.
          Section 13. Indemnification
          Subject to the terms and conditions of the Articles of Association and By-Laws of the Company (in each case, as in effect from time to time), the Company agrees to indemnify and hold Employee harmless to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission. In connection therewith, Employee shall be entitled to the protection of any insurance policies which the Company elects to maintain generally for the benefit of the Company’s directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by Employee in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company. This provision shall survive any termination of Employee’s employment hereunder.
          Section 14. Taxes.
          The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law. Employee acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Federal Tax Code to such payments.
          Section 15. Mitigation; Set Off.
          The Company’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Employee to the Company or its Affiliates. Employee shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this

Agreement shall not be reduced by any compensation earned as a result of Employee’s other employment or otherwise.
          Section 16. Additional Section 409A Provisions.
          Notwithstanding any provision in this Agreement to the contrary—
          (a) Any payment otherwise required to be made hereunder to Employee at any date as a result of the termination of Employee’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Federal Tax Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Employee shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.
          (b) Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Federal Tax Code.
          (c) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Federal Tax Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Federal Tax Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.
          Section 17. Successors and Assigns; No Third-Party Beneficiaries.
          (a) The Company. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company to, any purchaser of all or substantially all of the Company’s business or assets or any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise). The Company will require in a writing delivered to Employee that any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase, succession or assignment had taken place. The Company may make no other assignment of this Agreement or its obligations hereunder.
          (b) Employee. Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee or other designee or, if there be no such designee, to Employee’s estate.

          (c) No Third-Party Beneficiaries. Except as otherwise set forth in Section 8(b) or Section 17(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company and Employee any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.
          Section 18. Waiver and Amendments.
          Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.
          Section 19. Severability.
          If any covenants or other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction: (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.
          Section 20. Governing Law.
          THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA (WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF) APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Georgia state or federal court sitting in the state of Georgia, and the parties hereto hereby consent to the jurisdiction of such courts in any such action or proceeding.
          Section 21. Notices.
          (a) Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided, provided that, unless and until some other address be so designated, all notices or communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records.
          (b) Any notice so addressed shall be deemed to be given: (i) if delivered by hand, on the date of such delivery; (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing; and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.
          Section 22. Section Headings.
          The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.
          Section 23. Entire Agreement.
          This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the employment of Employee. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement, including but not limited to the Employment Agreement between Employee and MedAssets, Inc. dated August 21, 2007, which was later assigned by MedAssets, Inc. to and assumed by the Company on September 1, 2009.
          Section 24. Survival of Operative Sections.
          Upon any termination of Employee’s employment, the provisions of Section 8 through Section 25 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.
          Section 25. Counterparts.
          This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.
* * *
[Signatures to appear on the following page.]

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

MedAssets Services, LLC
By:	/s/ Jonathan H. Glenn
Jonathan H. Glenn
	Title:	Vice President and Secretary

EMPLOYEE
/s/ Lance M. Culbreth
Lance M. Culbreth

EXHIBIT A
None.